 Media Contact:  Steve Littlejohn
 314.996.0981
 slittlejohn@express-scripts.com

Express Scripts in Voluntary Agreement with State Attorneys General

ST. LOUIS, May 27, 2008 – Express Scripts, Inc., announced today that the Company and the Attorneys General of 28 states and the District of Columbia entered into an Assurance of Voluntary Compliance and Discontinuance (AVC).

The agreement resolves an investigation initiated in 2004 and which did not result in litigation by the Attorneys General against the company.  The AVC precludes future litigation against the Company by the Attorneys General under state consumer protection and antitrust laws in areas that were the subject of the investigation.

Express Scripts said that its business practices, which are conducted in accordance with its client contracts and client pledge, comply with essentially all requirements of the AVC.  Only minor adjustments in certain procedures will bring it into full compliance with the AVC.

The Company also does not admit any of the assertions made by the Attorneys General in the AVC.  In particular, Express Scripts said that it has implemented and continually refined its procedures to ensure that any drug switches were safe and appropriate, and intended lower costs for both its clients and plan sponsors.  The Company also said that its disclosures to clients have been forthright and adequate.

In connection with the AVC, the Company will pay $9.5 million, of which $9.3 million will be apportioned among the states and the District of Columbia and $200,000 will be allocated for payments not to exceed $25 each to patients for physician visits and tests related to drug switches between brand statin drugs.  These amounts had previously been fully reserved and, thus, there will be no effect on the Company's results for the second quarter of 2008 or any future period.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.  Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com.